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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 1 to Registration Statement No. 333-3313 of Koppers Industries, Inc. on Form S-1 of our report dated April 16, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph stating that the financial statements have been prepared from separate records maintained by the Coal Chemical Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Coal Chemical Business had been operated as an unaffiliated company, and that certain income and expenses represent allocations made from corporate items applicable to Aristech Chemical Corporation as a whole), on the financial statements of the Coal Chemical Business of Aristech Chemical Corporation as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
June 18, 1996